Exhibit 99.1

AMENDMENT NUMBER ONE TO THE
LOWE’S 401(k) PLAN

This Amendment Number One to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2013 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company currently maintains the Plan; and
WHEREAS, the Internal Revenue Service has requested certain remedial amendments to the Plan as a condition to the issuance of a favorable determination in connection with its review of an application by the Company for a determination that the Plan is qualified under Section 401(a) of the Code; and
WHEREAS, the Company intends to preserve the qualified status of the Plan, and this Amendment Number One sets forth the remedial amendments requested by the Internal Revenue Service; and
WHEREAS, under Section 15 of the Plan, the Company may amend the Plan in whole or in part at any time;
NOW, THEREFORE, the Company hereby amends the Plan effective as of January 1, 2013, as follows:
1.    The last paragraph of Section 1 of the Plan shall be amended to read as follows:
“Effective as of September 13, 2002, the Lowe’s Companies Employee Stock Ownership Plan (“ESOP”) was merged into this Plan. In connection with such merger, the account of each participant in the ESOP on September 13, 2002 was transferred to a separate ESOP Account in this Plan on his behalf. The Lowe’s Stock fund under this Plan is designed to invest primarily in qualifying employer securities and continues to constitute an employee stock ownership plan under Section 4975(e)(7) of the Code.”
2.    The following new sentence shall be added after the first sentence in the second paragraph of Section 5:
“The Committee shall make available from time to time no less than three investment options, or such other number of investment options required to comply with Code Section 401(a)(35), in addition to Lowe’s Stock, which investment options will be diversified and have materially different risk and return characteristics.”
3.    Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.
IN WITNESS HEREOF, the Company has adopted this Amendment Number One to the Plan effective as of the effective date set forth above.

LOWE'S COMPANIES, INC.

By:	/s/ Maureen K. Ausura
Maureen K. Ausura Chief Human Resources Officer

Date:	November 4, 2014